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                                  EXHIBIT 8.1

                       [DAVIS POLK & WARDWELL LETTERHEAD]

                               February 27, 1998

Airplanes Limited
22 Grenville Street
St. Helier
Jersey JE4 8PX
Channel Islands

Airplanes U.S. Trust
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001

Dear Sirs:

     We have acted as special United States Federal Tax counsel for Airplanes Limited ("Airplanes Limited"), a public limited liability company formed under the laws of Jersey, and Airplanes U.S. Trust ("Airplanes Trust") and, together with Airplanes Limited ("Airplanes Group"), a Delaware business trust, in connection with the filing by Airplanes Group on behalf of the Airplanes Pass Through Trust (the "Trust") with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") registering refinancing certificates, (the "1988 Refinancing Certificates") representing fractional undivided interests in corresponding classes and subclasses of notes (the "1988 Refinancing Notes"), the proceeds of which will be used to refinance certain of Airplanes Groups' outstanding Pass Through Trust Certificates.

     On the basis of the foregoing, we hereby confirm the opinion set forth under the caption "Tax Considerations -- U.S. Federal Income Tax
Considerations" in the prospectus that is part of the Registration Statement,


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insofar as it relates to United States federal income tax matters currently applicable to the holders of the 1988 Refinancing Certificates discussed therein.

     We hereby consent to the use of our name under the caption "Prospectus Summary -- Certain Taxation Matters" and "Tax Considerations -- U.S. Federal Income Tax Considerations" in the prospectus forming part of the Registration Statement, and we hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto.


                                             Very truly yours,


                                             DAVIS POLK & WARDWELL